Eden Bioscience Receives Delisting Warning Letter From Nasdaq

BOTHELL, WA -- 09/06/2006 -- Eden Bioscience Corporation (NASDAQ: EDEN) today announced that on September 5, 2006, it has received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market notifying it that the closing price per share for the Company's common stock was below the $1.00 minimum bid price for 30 consecutive trading days and that, as a result, the Company no longer meets The Nasdaq Capital Market's minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). Nasdaq has provided the Company with 180 calendar days, or until March 5, 2007, to regain compliance. To regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must remain above $1.00 for a minimum of ten consecutive trading days. If the Company does not regain compliance by March 5, 2007, and is not eligible for an additional 180-day compliance period, Eden Bioscience's common stock will be delisted from The Nasdaq National Market. Eden Bioscience management and Board of Directors are considering various alternatives to address this issue.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 9801, 425-806-7300; www.edenbio.com.

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com